     As filed with the Securities and Exchange Commission on July 14, 1995
                                                     REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             COMERICA INCORPORATED
             (Exact name of registrant as specified in its charter)

            DELAWARE                             6711                            38-1998421
(State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)      Classification Code Number)            Identification No.)

                      COMERICA TOWER AT ONE DETROIT CENTER
                        500 WOODWARD AVENUE, SUITE 3100
                            DETROIT, MICHIGAN 48226
                                 (313) 222-4000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                              JUDITH C. DART, ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             COMERICA INCORPORATED
                        500 WOODWARD AVENUE, 33RD FLOOR
                            DETROIT, MICHIGAN 48226
                                 (313) 222-7937
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

        DAVID D. JOSWICK, ESQ.                         LEE MEYERSON, ESQ.
MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.        SIMPSON THACHER & BARTLETT
   150 WEST JEFFERSON, SUITE 2500                      425 LEXINGTON AVENUE
        DETROIT, MICHIGAN 48226                   NEW YORK, NEW YORK 10017-3954

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: From time to time after this registration statement becomes effective as determined by market conditions.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

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     TITLE OF EACH CLASS OF                               PROPOSED MAXIMUM      PROPOSED MAXIMUM
           SECURITIES                 AMOUNT TO BE         OFFERING PRICE      AGGREGATE OFFERING         AMOUNT OF
      TO BE REGISTERED(1)              REGISTERED            PER NOTE(1)            PRICE(1)          REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------------------
      % Subordinated Notes......      $200,000,000              100%              $200,000,000             $68,966
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE.
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- --------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JULY 14, 1995

PROSPECTUS

                                  $200,000,000

                             COMERICA INCORPORATED
                          SUBORDINATED DEBT SECURITIES

     Comerica Incorporated ("Comerica"), directly or through agents designated from time to time, or through dealers or underwriters also to be designated, may offer from time to time in one or more series up to $200,000,000 aggregate principal amount of its unsecured subordinated debt securities (the "Notes"), on terms to be determined at the time of sale. The specific designation, aggregate principal amount, maturity, rate and time of payment of interest, if any, purchase price, any terms for redemption, any mandatory or optional sinking fund or analogous provisions, whether the Notes are issuable in certificated or uncertificated form, whether the Notes initially will be represented by a single global debt security and the agents, dealers or underwriters, if any, in connection with the sale of the Notes in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement"). Comerica reserves the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of Notes to be made directly or through agents.

     The Notes will be subordinated to all present and future Senior Indebtedness (as defined) of Comerica and, under certain circumstances, to Other Financial Obligations (as defined) of Comerica. Payment of principal of the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency of Comerica. There is no right of acceleration in the case of a default in the payment of the principal of, or any premium or interest on, the Notes or the performance of any agreement or covenant of Comerica. See "Description of the Notes".

THE NOTES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK
  OR NONBANK SUBSIDIARY OF COMERICA AND ARE NOT INSURED BY THE FEDERAL
    DEPOSIT INSURANCE CORPORATION, OR OTHER GOVERNMENT ENTITY.
                          ---------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.
                          ---------------------------

     If an agent of Comerica or a dealer or underwriter is involved in the sale of the Notes in respect of which this Prospectus is being delivered, the agent's commission, dealer's purchase price, or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement and the net proceeds to Comerica from such sale will be the purchase price of such Notes less such commission in the case of an agent, the purchase price of such Notes in the case of a dealer or the public offering price less such discount in the case of an underwriter, and less, in each case, the other attributable issuance expenses. The aggregate proceeds to Comerica from all the Notes will be the purchase price of the Notes sold less the aggregate of agents' commissions and underwriters' discounts and other expenses of issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for the agents, dealers and underwriters.

     The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes will be sold or that there will be a secondary market for the Notes or if such secondary market develops, the liquidity of the Notes in such secondary market.

     This Prospectus may not be used to consummate sales of the Notes unless accompanied by a Prospectus Supplement.
                          ---------------------------

                  The date of this Prospectus is July   , 1995

                             AVAILABLE INFORMATION

     Comerica is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith Comerica files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by Comerica can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     Comerica has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to said Registration Statement

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Comerica pursuant to the Exchange Act (File No. 1-10706) are incorporated by reference in this
Prospectus:

          1. Comerica's Annual Report on Form 10-K for the year ended December 31, 1994.

          2. Comerica's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995.

     All documents and reports filed by Comerica pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the date of the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Comerica will provide without charge to each person, including any beneficial owner of any Note, to whom this Prospectus is delivered, upon the oral or written request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are explicitly incorporated by reference into such documents). Requests should be directed to Judith C. Dart, Executive Vice President, General Counsel and Secretary, Comerica Incorporated, Comerica Tower at Detroit Center, 500 Woodward Avenue, Detroit, Michigan 48226, Telephone
(313) 222-7937.

                             COMERICA INCORPORATED

     General. Comerica is a registered bank holding company incorporated under the laws of the State of Delaware, headquartered in Detroit, Michigan and was formed in 1973 to acquire the outstanding common stock of Comerica Bank (formerly Comerica Bank-Detroit), a Michigan banking corporation ("Comerica Bank"). On June 18, 1992, Manufacturers National Corporation, a registered bank holding company incorporated under the laws of the State of Delaware ("Manufacturers"), was merged with and into Comerica. Comerica was the surviving corporation. The merger was accounted for as a pooling-of-interests. As of March 31, 1995, Comerica owned directly or indirectly all the outstanding common stock (except for directors' qualifying shares, where applicable) of 9 banking and 35 active nonbanking subsidiaries. At March 31, 1995, Comerica had total assets of approximately $34.1 billion, total deposits of approximately $21.9 billion, total loans (net of unearned income) of approximately $23.1 billion, and shareholders' equity of approximately $2.5 billion. At March 31, 1995, Comerica was the second largest bank holding company headquartered in Michigan in terms of total assets.

     Comerica's business strategy focuses on five core businesses in four geographic markets. Those businesses are corporate banking, consumer banking, private banking, institutional trust and investment management, and international finance and trade services. Corporate banking incorporates highly specialized units servicing a full range of company sizes with both credit and non-credit products. Consumer banking provides deposit, credit and fee-based products to individuals needing financial services but whose income or wealth do not make them prospects for private banking services. Private banking is oriented to servicing the financial needs of the affluent market as defined by individual net income or worth. Institutional trust and investment management activities involve providing companies, municipalities and other entities a wide spectrum of investment management products and trust products such as master trust, master custody, and corporate trust services, as well as administering and serving as trustee for employee benefit plans. International finance and trade services offer importers and exporters trade financing, letters of credit, foreign exchange and international customhouse brokerage and freight forwarding products. The core businesses are tailored to each of Comerica's four primary geographic markets: the Midwest (currently Michigan and Illinois), Texas, California, and Florida. The Midwest is the only market in which all five core businesses are currently pursued. In California and Texas, the primary focus is on corporate banking and private banking activities. In Florida, the primary focus is on private banking.

     On September 14, 1992, Comerica Bank, Comerica's principal banking subsidiary, and Manufacturers Bank, N.A. (the principal banking subsidiary of Manufacturers prior to its merger into Comerica on June 18, 1992) were merged, with Comerica Bank being the surviving institution. Such merger was accounted for using the pooling-of-interests method. At March 31, 1995, Comerica Bank had approximately 280 branch offices in Michigan and total assets of approximately $27.5 billion. At March 31, 1995, Comerica Bank was the second largest commercial bank in Michigan in terms of deposits.

     In Illinois, Comerica owns Comerica Bank-Illinois. At March 31, 1995, Comerica Bank-Illinois had 28 offices in Illinois and total assets of approximately $1.5 billion.

     In Texas, Comerica owns Comerica Bank-Texas, which focuses on middle market banking, small business banking, private banking and trust services in the Houston and Dallas/Fort Worth, Texas area. At March 31, 1995, Comerica Bank-Texas had total assets of approximately $3.5 billion and 58 offices. On June 28, 1995, Comerica, QuestStar Bank, N.A., a national bank ("QuestStar"), Comerica Texas Incorporated, a Texas corporation and parent of Comerica Bank-Texas and wholly owned subsidiary of Comerica ("Comerica-Texas") and Comerica Interim Incorporated, a Texas corporation and wholly owned subsidiary of Comerica-Texas ("Interim") entered into an Agreement and Plan of Reorganization and Merger providing for, among other things, the merger of QuestStar into Interim with Interim being the surviving corporation. Subsequent to the merger of QuestStar into Interim, Interim may, at Comerica's election, be merged into Comerica Bank-Texas. The transaction is subject to regulatory and QuestStar shareholder approval and is expected to be completed sometime in the fourth quarter of 1995. Shareholders of QuestStar would receive cash in the amount of approximately $25 million, subject to certain adjustments. At May 31, 1995, QuestStar had assets of approximately $196 million.

     In California, Comerica owns Comerica Bank-California, which focuses on middle market banking, small business and private banking, as well as trust services, in the San Jose and Los Angeles areas, and University Bank & Trust Company which provides similar services in the Palo Alto area. At March 31, 1995, Comerica Bank-California and University Bank & Trust Company ("University") had total assets of approximately $2.5 billion. They had 32 offices of which eleven are located in the San Francisco Bay Area. Comerica Bank-California and University provide a wide array of services focused in middle market banking, small business banking, high technology, commercial real estate lending and mortgage banker financing. Comerica

Bank-California and University also provide cash management and trade finance services to corporate customers. They also target affluent and professional clients and provide customized solutions for their private banking needs. Specialized banking services include lines of credit, equipment loans, residential mortgage loans, equity lines of credit and consumer loans. Comerica Bank-California and University offer fully managed trust accounts for individuals and companies, and administration, record keeping, and investment services for 401(k) plans and pension and profit sharing plans. On May 2, 1995, Comerica, Metrobank, a California bank ("Metrobank") and Comerica Holdings, Incorporated, a California corporation and wholly owned subsidiary of Comerica ("Holdings") entered into an Agreement and Plan of Reorganization and Merger providing for, among other things, the merger of Metrobank into Holdings with Metrobank being the surviving corporation. Subsequent to the merger of Metrobank into Holdings, Metrobank may, at Comerica's election, be merged into Comerica Bank-California. The transaction is subject to regulatory and Metrobank shareholder approval and is expected to occur sometime in the first quarter of 1996 and will be accounted for as a purchase. Shareholders of Metrobank would receive Comerica Common Stock valued at approximately $120 million. At March 31, 1995, Metrobank had assets of approximately $1.3 billion.

     Comerica serves trust and banking customers in Florida through Comerica Bank & Trust, F.S.B., a federally chartered savings bank, which operates six offices and had approximately $157 million in assets at March 31, 1995.

     Competitors of Comerica's banking subsidiaries include commercial banks, savings and loan associations, consumer and commercial finance companies, leasing companies, credit unions and other financial services companies. Based on the recent passage of the Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") and on legislation passed during 1985 that allows Michigan-based banks to acquire or be acquired by banks in states with similar laws in effect, Comerica believes that the level of competition will increase in the future.

     Comerica's principal executive offices are located at Comerica Tower at Detroit Center, 500 Woodward Avenue, Suite 3100, Detroit, Michigan 48226, and its telephone number is (313) 222-4000.

     Regulatory Considerations. Comerica is a legal entity separate and distinct from its banking and other subsidiaries. Most of Comerica's revenues result from dividends paid to it by its bank subsidiaries. There are statutory and regulatory requirements applicable to the payment of dividends and other transfers of funds to Comerica by its subsidiary banks as well as by Comerica to its shareholders.

     Each state bank subsidiary that is a member of the Federal Reserve System and each national banking association subsidiary is required by federal law to obtain the prior approval of the Federal Reserve Board or the Comptroller of the Currency (the "Comptroller"), as the case may be, for the declaration and payment of dividends if the total of all dividends declared by the board of directors of such bank in any year will exceed the total of (i) such bank's net profits (as defined and interpreted by regulation) for that year plus (ii) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus. In addition, these banks may only pay dividends to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts (as defined by regulation).

     Under the foregoing dividend restrictions, in 1995 Comerica's subsidiary banks, without obtaining governmental approvals, can declare aggregate dividends of approximately $153 million from retained net profits of the preceding two years, plus an amount approximately equal to the net profits (as measured under current regulations), if any, earned for the period from January 1, 1995 through the date of declaration. During 1994, Comerica's subsidiary banks paid $293 million in dividends.

     The banking authorities in the states where Comerica owns state-chartered banks also regulate the payment of dividends by banks organized in such states. Generally, (i) California state banks such as Comerica Bank-California and University may not declare or pay a dividend, without the prior written approval of the California Superintendent of Banks, if the total of all dividends declared by such bank in any calendar year would exceed the total of its net profits, as defined, for that year combined with its retained net profits, as defined, for the preceding two years, (ii) Michigan state banks such as Comerica Bank may not pay a dividend if the amount of such dividend would exceed net profits then on hand or if the surplus remaining after payment thereof would be less than 20 percent of the bank's capital, and
(iii) payment of dividends by Texas state banks such as Comerica Bank-Texas are restricted by minimum capital requirements. Generally, an Illinois state chartered bank, such as Comerica Bank-Illinois, may pay dividends only out of net profits. If an Illinois bank's surplus does not equal its capital, it may declare a dividend only after at least one-tenth of its net profits since the declaration of the last dividend has been added to its surplus. An Illinois bank may not pay dividends in an amount greater than net profits then on hand, less deductions for losses and bad debts, as defined by statute.

     The payment of dividends by Comerica's bank subsidiaries is also affected by various regulatory requirements and policies, such as the requirement to maintain capital at or above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board and the Comptroller have each indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve Board, the Comptroller and the Federal Deposit Insurance Corporation ("FDIC") have issued policy statements which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

     There are also statutory limits on the other transfers of funds to Comerica and its nonbank subsidiaries by its bank subsidiaries, whether in the form of loans or other extensions of credit, investments in securities or asset purchases. Such transfers by a subsidiary bank to Comerica or any such nonbanking subsidiary are limited in amount to 10% of such bank's capital and surplus, or 20% in the aggregate to Comerica and all such nonbanking subsidiaries together. In addition, any such loans or extensions of credit are required to be collateralized in specified amounts.

     Proposals to change the laws and regulations governing banks, bank holding companies, and other financial institutions are frequently raised in Congress, in the state legislatures and before the various bank regulatory agencies. Management is unable to determine the likelihood of any changes and the impact such changes might have on Comerica.

     Under Federal Reserve Board policy, Comerica is expected to act as a source of financial strength to each of its subsidiary banks and, if necessary, to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, Comerica would not otherwise be required to provide it.

     Future Acquisitions. Comerica continues to review and evaluate potential acquisitions in order to expand its core businesses in defined markets. Comerica anticipates that from time to time in the future it will acquire companies which complement and effectuate Comerica's business objectives in both federally-assisted and negotiated transactions.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the unaudited consolidated ratios of earnings to fixed charges for Comerica for the periods indicated:

                                                     THREE MONTHS
                                                     ENDED MARCH
                                                         31,               YEAR ENDED DECEMBER 31,
                                                     ------------    ------------------------------------
                                                     1995    1994    1994    1993    1992    1991    1990
                                                     ----    ----    ----    ----    ----    ----    ----
Consolidated ratio of earnings to fixed charges:*
  Excluding interest on deposits..................   2.09x   3.11x   2.61x   3.95x   3.31x   2.81x   2.30x
  Including interest on deposits..................   1.49    1.74    1.64    1.70    1.39    1.31    1.24

- -------------------------
* The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges by fixed charges. Fixed charges are defined as interest expense (including or excluding interest on deposits, as the case may be) and the portion of net rental expense estimated to be representative of the interest factor.

                                USE OF PROCEEDS

     Except as otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the securities offered by this Prospectus will be applied to Comerica's general funds to be utilized for such corporate purposes as may be determined by management, which may include investments in, and extensions of credit to, existing and future subsidiaries, the funding of acquisitions of banking and nonbanking institutions, (including the repurchase of issued and outstanding shares of common stock of Comerica which may be used to fund part or all of the acquisition consideration) and other general corporate purposes.

     Except as otherwise indicated in a Prospectus Supplement, specific allocations of the proceeds to such purposes will not have been made at the date of the applicable Prospectus Supplement. The precise amount and timing of investments in, and extensions of credit to, subsidiaries will depend upon their funding requirements and the availability of other funds to Comerica and its subsidiaries. Based upon the anticipated future financing requirements of Comerica and its subsidiaries, Comerica expects that it will, from time to time, engage in additional financings of a character and in an amount to be determined.

                            DESCRIPTION OF THE NOTES

     The Notes are to be issued under an indenture to be dated July   , 1995
(the "Indenture") between Comerica and The Chase Manhattan Bank, N.A., as Trustee (the "Trustee"). A copy of the form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Available Information." The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition therein of certain capitalized terms used herein. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. The following sets forth certain general terms and provisions of the Notes. Further terms of each series of Notes will be set forth in the Prospectus Supplement relating thereto.

     General. The Indenture does not limit the aggregate principal amount of Notes which may be issued thereunder and provides that Notes may be issued from time to time in series. The Notes will be unsecured subordinated obligations of Comerica. The Indenture does not limit Comerica's ability to incur other indebtedness or contain provisions which would protect the Holders of, or owners of beneficial interests in, the Notes against a sudden decline in credit quality resulting from takeovers, recapitalizations or other similar restructurings.

     The Prospectus Supplement will describe the following terms of each series of Notes in respect of which this Prospectus is being delivered: (1) the title of the Notes; (2) any limit on the aggregate principal amount of the Notes; (3) the date or dates on which the Notes will mature; (4) the rate or rates per annum at which the Notes will bear interest, if any, or the manner in which such rates will be determined and the date from which such interest, if any, will accrue; (5) the Interest Payment Dates on which such interest (if any) on the Notes will be payable and the Regular Record Dates for such Interest Payment Dates; (6) the currency or currency unit, if other than United States dollars, of payment of principal of, and premium and interest, if any, on, the Notes; (7) if the Notes are to be issued in the form of one or more global securities (a "Global Security"), the identity of the depositary for such Global Security or Securities; (8) any mandatory or optional sinking fund or analogous provisions;
(9) any additions to, or modifications or deletions of, any Events of Default or covenants and the remedies with respect thereto provided for with respect to the Notes; (10) any redemption terms; (11) any provisions permitting defeasance of Comerica's obligations with respect to the Notes or the Indenture; (12) if other than the principal amount thereof, the portion of the principal amount of the Notes payable upon acceleration of the maturity thereof; and (13) any other specific terms of the Notes.

     Unless otherwise specified in the Prospectus Supplement, principal of, and premium and interest, if any, on, the Notes will be payable at the office or agency of Comerica maintained for that purpose in the Borough of Manhattan, the City of New York, and the Notes may be surrendered for transfer or exchange at said office or agency; provided that payment of interest, if any, may be made at the option of Comerica by check mailed to the address of the person entitled thereto as it appears in the register for the Notes on the Regular Record Date for such interest. (Sections 3.1 and 10.2) The office of the Trustee in the Borough of Manhattan, the City of New York, will initially be designated as such office or agency.

     After the execution and delivery of the Indenture, the Company may deliver Notes to the Trustee for authentication. Accompanying the delivery of the Notes to the Trustee will be a Company Order for the authentication and delivery of the Notes. In accordance with the Company Order, the Trustee will authenticate and deliver the Notes. Each Note will be dated the date of its authentication. (Section 3.3)

     The Notes will be issued only in fully registered form without coupons and, unless otherwise indicated in the Prospectus Supplement, if denominated in United States dollars, will be issued in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Notes, but Comerica may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Comerica shall not be required (i) to issue, register the transfer of or exchange any Notes of any series during a period beginning at the opening of business 15 days before the date of the mailing of a notice of redemption of Notes of that series selected for redemption and ending at the close of business on the date of such mailing or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part. (Sections 3.2 and 3.5)

     All moneys paid by Comerica to the Trustee or any Paying Agent for the payment of principal of and premium and interest on any Notes which remain unclaimed for two years after such principal, premium or interest shall have become due and payable may be repaid to Comerica and thereafter the Holder of such Notes shall look only to Comerica for payment thereof. (Section 10.3)

     If any Notes are payable in a currency or currency unit other than United States dollars, the special federal income tax and other considerations applicable to such Notes will be described in the Prospectus Supplement relating thereto.

     The Notes may be issued as Original Issue Discount Securities (bearing no interest or bearing interest at a rate which at the time of issue is below market rates) to be sold at a substantial discount below their principal amount. If any Notes are issued as Original Issue Discount Securities, the special federal income tax and other considerations applicable to such Notes will be described in the Prospectus Supplement relating thereto.

     Global Securities. The Notes may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depository") identified in the Prospectus Supplement relating to such Notes. Unless and until it is exchangeable in whole or in part for

Notes in definitive form, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor. (Section 2.4)

     The specific terms of the depositary arrangement, if any, with respect to a series of Notes will be described in the Prospectus Supplement relating to such series. Comerica anticipates that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository for such Global Security or its nominee ("Participants") or persons that may hold interests through Participants. Such accounts shall be designated by the underwriters or agents with respect to the Notes underwritten or solicited by them. Comerica expects that upon the issuance of a Global Security, the Depository for such Global Security will credit, on its book-entry registration and transfer system, the Participants' accounts with the respective principal amounts of the Notes represented by such Global Security. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons held through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in a Global Security.

     So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Security for all purposes under the Indenture. (Section 3.8) Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in such a Global Security must rely on the procedures of the Depository and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. Comerica understands that under existing industry practices, in the event that Comerica requests any action of Holders or that an owner of a beneficial interest in such a Global Security desires to take any action which a Holder is entitled to take under the Indenture, the Depository would authorize the Participants holding the relevant beneficial interests to take such action, and such Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of, and premium and interest, if any, on, Notes registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. None of Comerica, the Trustee, any Paying Agent or any other agent of Comerica or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Comerica expects that upon receipt of any payment of principal of, or premium or interest on, a Global Security, the Depository will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depository. Payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

     If the Depository for any Notes represented by a Global Security notifies Comerica that it is unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Exchange Act and a successor Depository is not appointed by Comerica within ninety days after receiving such notice or becoming aware that the Depository is no longer so registered, Comerica will issue such Notes in definitive form upon registration of transfer of, or in exchange for, such Global Security. In addition, Comerica may at any time and in its sole discretion determine not to have the Notes represented by one or more Global Securities and, in such event, will issue Notes in definitive form in exchange for all of the Global Securities representing such Notes. (Section 3.5)

     Subordination of Notes. The Notes are expressly subordinated in right of payment, to the extent set forth in the Indenture, to all Senior Indebtedness (as defined below). (Section 13.1) In certain events of insolvency, the Notes will, to the extent set forth in the Indenture, also be effectively subordinated in right of payment to the prior payment of all Other Financial Obligations (as defined below). (Section 13.15)

     If Comerica shall default in the payment of any principal of, premium, if any, or interest, if any, on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, or if any event of default with respect to Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof shall have occurred and be continuing, or any judicial proceeding shall be pending with respect to any such default in payment or event of default then, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist or such judicial proceeding shall be no longer pending, no direct or indirect payment (in cash, property, securities, by set-off, or otherwise) shall be made for principal of or premium or interest on the Notes, or in respect of any purchase or other acquisition of any of the Notes. (Section 13.4) "Senior Indebtedness" of Comerica means the principal of, premium, if any, and interest on all indebtedness for money borrowed or purchased by Comerica, or borrowed by another and guaranteed by Comerica (including any deferred obligation for the payment of the purchase price of property or assets evidenced by a note or similar agreement), whether now outstanding or subsequently created, assumed or incurred, and any amendments, deferrals, renewals or extensions of any such Senior Indebtedness, other than (i) any obligation as to which it is provided that such obligation is not to be senior in right of payment to the Notes and (ii) the Notes. (Section 1.1) At March 31, 1995, Comerica had approximately $149 million of Senior Indebtedness outstanding. The Indenture does not limit the amount of additional Senior Indebtedness which Comerica may incur.

     In the event of any insolvency, bankruptcy, receivership, reorganization, readjustment of debt, assignment for the benefit of creditors, marshaling of assets and liabilities, or similar proceedings relating to, or any liquidation, dissolution, or winding-up of, Comerica, whether voluntary or involuntary, all obligations of Comerica to holders of Senior Indebtedness shall be entitled to be paid in full (or provision shall be made for such payment) before any payment shall be made on account of the principal of or premium or interest on the Notes. In the event of any such proceeding, if any payment by or distribution of assets of Comerica of any kind or character, whether in cash, property, or securities (other than securities of Comerica or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Notes, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Trustee or the Holders of the Notes before all Senior Indebtedness is paid in full, such payment or distribution shall be held (in trust if received by the Holders of the Notes) for the benefit of the holders of such Senior Indebtedness and shall be paid over to the trustee in bankruptcy or other Person making payment or distribution of the assets of Comerica for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. (Section 13.2) If, upon any such payment or distribution of assets to creditors, there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property or securities available for payment or distribution in respect of Notes (as defined in the Indenture, "Excess Proceeds") and if, at such time, any person entitled to payment pursuant to the terms of Other Financial Obligations has not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Financial Obligations before any payment or distribution may be made in respect of the Notes. Unless otherwise specified in the Prospectus Supplement relating to the particular series of Notes, the term "Other Financial Obligations" includes all obligations of Comerica to make payment pursuant to the terms of financial instruments, such as: (i) securities contracts and currency and foreign exchange contracts, and (ii) derivative instruments, such as swap agreements (including interest rate and currency and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts and commodity options contracts, other than (x) obligations on account of Senior Indebtedness and (y) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Notes. (Section 1.1)

     By reason of such subordination, in the event of the bankruptcy or insolvency of Comerica or similar event, whether before or after maturity of the Notes, holders of Senior Indebtedness or of Other Financial Obligations may receive more, ratably, and Holders of the Notes having a claim pursuant to the Notes may receive less, ratably, than creditors of Comerica who do not hold Senior Indebtedness, Other Financial Obligations or Notes.

     In addition, in the event of the insolvency, bankruptcy, receivership, conservatorship or reorganization of Comerica, the claims of the Holders of the Notes would be subject as to enforcement to the broad equity power of a federal bankruptcy court, and to the determination by that court of the nature of the rights of the Holders.

     Consolidation, Merger, Sale or Conveyance. Comerica may, without the consent of any Holder of the Notes, merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any corporation, provided that the successor corporation (if other than Comerica) shall be a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation shall expressly assume Comerica's obligations under the Indenture and on the Notes, and Comerica or such successor corporation, as the case may be, shall not be in default in the performance of any covenant or condition of the Indenture immediately after such merger, consolidation, sale or conveyance. In addition, Comerica may, without the consent of any Holder of the Notes, convey its assets substantially as an entirety to any Person in connection with a transfer that is assisted by a federal bank regulatory authority and in such case Comerica's obligations under the Indenture need not be assumed by the entity acquiring such assets. (Section 8.1)

     Events of Default and Limited Rights of Acceleration. Unless otherwise provided in the applicable Prospectus Supplement, the Indenture defines an Event of Default as any one of the following events: (a) default for 30 days in the payment of any interest upon any Notes when it becomes due and payable; (b) default in the payment of the principal of (or premium, if any, on) any Note at its maturity; (c) default in the deposit of any sinking fund payment, when and as due by the terms of the Notes; (d) default in the performance, or breach, of any covenant or warranty of the Company (other than a covenant or warranty included in the Indenture solely for the benefit of a series of Notes other than the Notes) which continues for 60 days after the holders of at least 25% in principal amount of Outstanding Notes have given written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization of the Company; or (f) any other Events of Default as may be specified in a Prospectus Supplement with respect to the Notes. (Section 5.1) An Event of Default under one series of Notes will not necessarily be an Event of Default with respect to any other series of Notes.

     If an Event of Default of a type set forth in clause (e) above with respect to the Notes of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes of that series may declare the principal amount (or, if the Notes of that series are Original Issue Discount Securities, such portion of that principal amount as may be specified in the terms of that series) of all the Notes of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Notes of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of the Outstanding Notes of that series may, under certain circumstances, rescind and annul such acceleration. (Section 5.2)

     The Indenture does not provide for any right of acceleration of the payment of the principal of a series of Notes upon a default in the payment of principal, premium, if any, or interest or a default in the performance of any covenant or agreement in the Notes of that series or in the Indenture. Accordingly, the Trustee and the Holders will not be entitled to accelerate the maturity of these Notes upon the occurrence of any of the Events of Default described above, except for those described in clause (e) above. If a default in the payment of principal, premium, if any, or interest or in the performance of any covenant or agreement in the Notes of any series or in the Indenture occurs, the Trustee may, subject to certain limitations and conditions, seek to enforce payment of such principal, premium, if any, or interest on the Notes of that series, or the performance of such covenant or agreement. (Section 5.3)

     The Indenture provides that, subject to the duty of the Trustee during the continuance of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 6.3) Subject to certain limitations, the Holders of a majority in aggregate principal amount of the Outstanding Notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes of that series. (Section 5.12) The right of a Holder of any Notes to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, but each Holder has an absolute right to receive payment of principal, premium and interest, if any, when due and to institute suit for the enforcement of any such payment. (Sections 5.7 and 5.8)

     Comerica is required to furnish to the Trustee annually a statement as to the performance by Comerica of certain of its obligations under the Indenture and as to any default in such performance. (Sections 1.2 and 10.4) The Trustee may withhold notice to Holders of any default (except in payment of principal, premium, or interest, if any) if it in good faith determines that it is in the interests of the Holders to do so.

     Modifications and Waiver. The Indenture provides that Comerica and the Trustee may enter into a supplemental indenture to amend the Indenture or the Notes without the consent of any Holder of any Outstanding Notes: (1) to evidence the succession of another Person to Comerica and the assumption by such successor of Comerica's obligations under the Indenture; (2) to add to the covenants of Comerica further covenants, restrictions or conditions for the protection of the Holders of all or any particular series of Notes; (3) to add or change any of the provisions of the Indenture necessary to facilitate the issuance of Notes in bearer form; (4) to eliminate or change any provision of the Indenture prior to the issuance of the series that is entitled to the benefit of such provision; (5) to establish the terms and conditions of Notes of any series; (6) to provide for the acceptance of appointment by a successor trustee or to add or change any of the provisions of the Indenture necessary to provide for or facilitate the administration of the trust by more than one Trustee; (7) to cure any ambiguity, defect or inconsistency or to make such other provision in regard to matters or questions arising under the Indenture which do not adversely affect the interests of the Holders of the Notes; (8) to secure the Notes; (9) to provide for the conversion or exchange of Notes of a particular series into or for other securities of Comerica; or (10) to add additional Events of Default. (Section 9.1)

     In addition to the foregoing, modifications and amendments of the Indenture may be made by Comerica and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Notes affected thereby, (a) change the stated maturity date of the principal of, or any premium or installment of interest, if any, on any Notes,
(b) reduce the principal amount of, or premium or interest, if any, on, any Notes, (c) reduce the amount of principal on an Original Issue Discount Security payable upon acceleration of the maturity thereof, (d) change the currency of payment of principal of, or premium or interest, if any, on, any Notes, (e) impair the right to institute suit for the enforcement of any such payment on or with respect to any Notes, (f) reduce the percentage in principal amount of Outstanding Notes of any series the consent of whose Holders is required for modification or amendment of the Indenture or for any waiver. (Section 9.2)

     The Holders of a majority in aggregate principal amount of the Outstanding Notes of each series may, on behalf of all Holders of Notes of that series, waive, insofar as that series is concerned, compliance by Comerica with certain restrictive provisions of the Indenture. (Section 10.8) The Holders of a majority in aggregate principal amount of the Outstanding Notes of each series may, on behalf of all Holders of Notes of that series, waive any past default under the Indenture with respect to Notes of that series, except a default in the payment of principal, or of premium or interest, if any, or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Notes of that series. (Section 5.13)

     Satisfaction and Discharge. The Trustee will discharge the Indenture upon Company Request when all the authenticated and delivered Notes have been
(a) delivered to the Trustee for cancellation, or (b) the Company has deposited or caused to be deposited with the Trustee, funds to be held in trust in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee and the Notes have (i) become due and payable, (ii) will become due and payable at their Stated Maturity within one year, or (iii) are to be called for redemption within one year. (Section 4.1)

     Governing Law. The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

     Information Concerning the Trustee. Comerica and its subsidiaries maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

                              PLAN OF DISTRIBUTION

     Comerica may offer and sell the Notes to or through underwriting syndicates represented by managing underwriters, which may include Lehman Brothers Inc., to or through underwriters without a syndicate, to investors directly or through dealers or agents or any combination of any such methods of sale. The Prospectus Supplement with respect to each series of the Notes will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price and the net proceeds to Comerica from such sale, any underwriting discounts, agency fees and other items constituting underwriters' or agents' compensation as well as any indemnification by Comerica, any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

     If any underwriters are involved in the offer and sale of the Notes, such Notes will be acquired by the underwriters and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the accompanying Prospectus Supplement, the obligations of the underwriters to purchase the Notes will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Notes described in such Prospectus Supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     Underwriters, dealers and agents may be entitled, under agreements entered into with Comerica, to indemnification by Comerica against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Certain of the underwriters, dealers or agents may be engaged in transaction with, and perform services for, Comerica or one or more of its affiliates in the ordinary course of business.

     The place and time of delivery for the Notes in respect of which this Prospectus is delivered will be set forth in the accompanying Prospectus Supplement.

                                 LEGAL OPINIONS

     The validity of the Notes will be passed upon for Comerica by Miller, Canfield, Paddock and Stone, P.L.C., 150 West Jefferson, Suite 2500, Detroit, Michigan 48226, and for the underwriters and agents, if any, by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                                    EXPERTS

     The consolidated financial statements of Comerica incorporated by reference to the Comerica Annual Report on Form 10-K for the fiscal year ended December 31, 1994, have been audited by Ernst & Young LLP, independent accountants and have been so incorporated herein in reliance upon such reports, given on the authority of such firm as an expert in auditing and accounting.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     NO DEALER SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NON CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY COMERICA, ANY AGENT, UNDERWRITER OR DEALER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAD BEEN NO CHANGE IN THE AFFAIRS OF COMERICA SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
               PROSPECTUS
Available Information.................      2
Incorporation of Certain Documents by
  Reference...........................      2
Comerica Incorporated.................      2
Consolidated Ratios of Earnings to
  Fixed Charges.......................      6
Use of Proceeds.......................      6
Description of the Notes..............      6
Plan of Distribution..................     12
Legal Opinions........................     12
Experts...............................     13

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                  $200,000,000

                             COMERICA INCORPORATED

                                  SUBORDINATED
                                DEBT SECURITIES
                          ----------------------------

                                   PROSPECTUS
                                 July   , 1995

                          ----------------------------

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized statement of the estimated amounts of all expenses in connection with the sale and distribution of the securities registered hereby. All such amounts are estimates except the SEC registration fee.

SEC registration fee..............................................................   $ 68,966
Rating agency fees................................................................     30,000
Trustee's fees....................................................................     32,500
Printing..........................................................................     15,000
Legal fees and expenses...........................................................     15,000
Accountants' fees and expenses....................................................     25,000
Blue Sky fees and expenses........................................................     15,000
Miscellaneous.....................................................................     15,000
                                                                                     --------
     Total........................................................................   $216,466
                                                                                     ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The General Corporation Law of the State of Delaware ("DGCL") provides that a Delaware corporation, such as Comerica Incorporated ("Comerica"), may indemnify a director or officer against his or her expenses and judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding (other than an action by or in the right of the corporation) involving such person by reason of the fact that such person is or was a director or officer, concerning actions taken in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The DGCL also provides that in derivative actions, Comerica may indemnify its directors and officers against expenses actually and reasonably incurred to the extent that such directors or officers have been successful on the merits or otherwise in any such action, suit or proceeding or in the defense of any claim, issue or matter therein. Under the DGCL, no indemnification shall be made with respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The DGCL also generally permits the advancement of a director's or officer's expenses, including by means of mandatory charter or Bylaw provision to that effect, in lieu of requiring the authorization of such advancement by the Board of Directors in specific cases. Section 12 of Article V of Comerica's Bylaws implements such provisions and provides as follows:

                         INDEMNIFICATION AND INSURANCE

     (a) Comerica shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Comerica) by reason of the fact that he or she is or was a Director, officer, employee of Comerica or is or was serving at the request of Comerica as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of Comerica, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any person who is or was an agent of Comerica may be indemnified to the same extent as hereinabove provided. In addition, in the event any such action, suit or proceeding is threatened or instituted against a spouse to whom a director or officer is legally married at the time such director or officer is covered under the indemnification provided herein which action, suit or proceeding arises solely out of his or her status as the spouse of a director or officer, including, without limitation, an action, suit or proceeding that seeks damages recoverable from marital community property of the director or officer and his or her spouse, property owned jointly by them or property purported to have been transferred from the director or officer to his or her spouse, the spouse of the director or officer shall be indemnified to the same extent as hereinabove provided. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Comerica, and, with respect to any criminal action or proceeding, raise any inference that he or she had reasonable cause to believe that his or her conduct was unlawful.

     (b) Comerica shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of Comerica to procure a judgment in its favor by reason of the fact that he or she is or was a Director, officer, or employee of Comerica, or is or was serving at the request of Comerica as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Comerica, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Comerica unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any person who is or was an agent of Comerica may be indemnified to the same extent hereinabove provided. In addition, in the event any such action or suit is threatened or instituted against a spouse to whom a director or officer is legally married at the time such director or officer is covered under the indemnification provided herein which action or suit arises solely out of his or her status as the spouse of a director or officer, including, without limitation, an action or suit that seeks damages recoverable from marital community property of the director or officer and his or her spouse, property owned jointly by them or property purported to have been transferred from the director or officer to his or her spouse, the spouse of the director or officer shall be indemnified to the same extent as hereinabove provided.

     (c) To the extent that a Director, officer, spouse of a Director or officer, employee or agent of Comerica has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by Comerica only as authorized in the specific case upon a determination that indemnification of the Director, officer, spouse of a Director or officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section. Such determination shall be made (1) by the Board of Directors by a majority vote of the quorum consisting of Directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or Director, or spouse of an officer or Director, in defending a civil or criminal action, suit or proceeding may be paid by Comerica in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Comerica as authorized in this Section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

     (g) Comerica may purchase and maintain insurance on behalf of any person who is or was a Director, officer, spouse of a Director or officer, employee or agent of Comerica, or is or was serving at the request of Comerica as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not Comerica would have the power to indemnify such person against such liability under the provisions of this Section.

     (h) For the purpose of this Section, references to "Comerica" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, spouse of a director or officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

     (i) For the purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan, and reference to "serving at the request of Comerica" shall include any service as a Director, officer, employee or agent of Comerica which imposes duties on, or involves services by, such Director, officer, employee or agent of Comerica with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of Comerica" as referred to in this Section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director, officer, employee or agent, and with respect to any spouse of a director or officer, shall continue following the time the director or officer spouse ceases to be a director or officer even if the marriage of the individuals terminates prior to the end of the period of coverage, and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. At the 1987 Annual Meeting of Comerica's shareholders, the shareholders approved an amendment to Comerica's Restated Certificate of Incorporation to include such a provision.

     Comerica has entered into Indemnification Agreements (the "Agreements") with each of its directors pursuant to which Comerica agrees (i) to indemnify each such director to the fullest extent permitted by any combination of (a) the benefits provided by the indemnification provisions of Comerica's Bylaws as in effect on the date of such Agreement, (b) the benefits provided by the indemnification provisions of Comerica's Bylaws in effect at the time such indemnified costs are incurred by such director, (c) the benefits allowable under the DGCL in effect at the date of such Agreement or as the same may be amended (but in the case of any such amendment, only to the extent that such amendment permits Comerica to provide broader indemnification than such law permits Comerica to provide prior to such amendment), (d) the benefits allowable under the law of the jurisdiction under which Comerica is organized at the time such indemnified costs are incurred by such director, (e) the benefits available under any Directors' and Officers' Insurance or other liability insurance obtained by Comerica and (f) the benefits available to the fullest extent authorized to be provided to such director by Comerica under the non-exclusivity provisions of the Bylaws of Comerica and the DGCL, against liabilities and expenses incurred by reason of such person serving as a director or officer of Comerica or, at Comerica's request, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or with respect to employee benefit plans; (ii) to advance certain expenses to such persons; and (iii) except under certain circumstances to purchase and maintain in effect one or more Directors' and Officers' insurance policies.

     No indemnification, reimbursement, or payments are required of Comerica under the Agreements (except to the extent it is provided from policies of insurance carried by Comerica): (1) with respect to any claim as to which such director shall have been finally adjudged by a court of competent jurisdiction to (a) have acted in bad faith, (b) be liable for acts or omissions which involve intentional misconduct, a knowing violation of law or of such director's duty of loyalty to Comerica or its shareholders, (c) have authorized a redemption or dividend on Comerica's stock which is prohibited by Delaware law or (d) has effected any transaction from which such director has derived an improper personal benefit within the meaning of 102(b)(7) of the DGCL, except to the extent that such court, or another court having jurisdiction, shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such director is fairly and reasonably entitled to indemnity for such indemnified costs as the court shall deem proper; (2) with respect to any payment determined by final judgment of a court, or other tribunal having jurisdiction over the question, to be unlawful; and (3) with respect to any obligation of such director under Section 16(b) of the Securities Exchange Act of 1934, as amended.

     Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of director and officers out of their performance in such capacities or arising on the part of Comerica out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

ITEM 16. EXHIBITS

Item 601
Regulation S-K
Exhibit Reference

 NUMBER                                       DESCRIPTION
- --------   ----------------------------------------------------------------------------------
 (1)       Form of Underwriting Agreement.
 (4)       Form of Indenture (which includes form of Note) between Comerica and The Chase
           Manhattan Bank, N.A., as Trustee.
 (5)       Opinion of Miller, Canfield, Paddock and Stone, P.L.C.
(12)       Statement re Computation of Ratios.
(23)(a)    Consent of Ernst & Young, LLP independent public accountants.
(23)(b)    Consent of Miller, Canfield, Paddock and Stone, P.L.C. (Included in Exhibit 5).
(24)       Power of Attorney.
(25)       Statement of Eligibility of Trustee.
(27)       Financial Data Schedule. Schedule has been omitted because it is not required.

ITEM 17 UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (on the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on the 14th of July, 1995.

                                          COMERICA INCORPORATED

                                          By:        /s/ EUGENE A. MILLER
                                          --------------------------------------
                                                     Chairman and Chief
                                                      Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated below.

             SIGNATURES                                  TITLE                        DATE
             -----------                                 -----                        ----
(1) Principal Executive Officer:

     /s/ EUGENE A. MILLER                 Chairman and Chief Executive            July 14, 1995
- -------------------------------------     Officer
      Eugene A. Miller

(2) Principal Financial Officer:

      /s/ RALPH W. BABB                   Executive Vice President                July 14, 1995
- -------------------------------------     and Chief Financial Officer
       Ralph W. Babb

(3) Controller and Principal Accounting
Officer:

      /s/ ARTHUR W. HERMANN               Senior Vice President                   July 14, 1995
- -------------------------------------
       Arthur W. Hermann

(4) Directors:

               *                          Director                                July 14, 1995
- -------------------------------------
           E. Paul Casey

               *                          Director                                July 14, 1995
- -------------------------------------
          James F. Cordes

               *                          Director                                July 14, 1995
- -------------------------------------
        J. Philip DiNapoli

               *                          Director                                July 14, 1995
- -------------------------------------
          Max M. Fisher

               *                          Director                                July 14, 1995
- -------------------------------------
          John D. Lewis

             SIGNATURES                                  TITLE                        DATE
             -----------                                 -----                        ----

                *                         Director                                July 14, 1995
- -------------------------------------
  Patricia Shontz Longe, Ph.D.

                *                         Director                                July 14, 1995
- -------------------------------------
         Wayne B. Lyon

                *                         Director                                July 14, 1995
- -------------------------------------
        Gerald V. MacDonald

                *                         Director                                July 14, 1995
- -------------------------------------
         Eugene A. Miller

                *                         Director                                July 14, 1995
- -------------------------------------
       Michael T. Monahan

                *                         Director                                July 14, 1995
- -------------------------------------
      Alfred A. Piergallini

                *                         Director                                July 14, 1995
- -------------------------------------
          Alan E. Schwartz

                                          Director                                July   , 1995
- -------------------------------------
         Howard F. Sims

*By:     /s/ ROBERT C. SHROSBREE
- -------------------------------------
         Robert C. Shrosbree
         By power of attorney

                                 EXHIBIT INDEX

 NUMBER    DESCRIPTION                                                                 PAGE NO.
- --------   -----------                                                                 --------
 (1)       Form of Underwriting Agreement.
 (4)       Form of Indenture (which includes form of Note) between Comerica and The
           Chase Manhattan Bank, N.A., as Trustee.
 (5)       Opinion of Miller, Canfield, Paddock and Stone, P.L.C.
(12)       Statement re Computation of Ratios.
(23)(a)    Consent of Ernst & Young, LLP independent public accountants.
(23)(b)    Consent of Miller, Canfield, Paddock and Stone, P.L.C. (Included in
           Exhibit 5).
(24)       Power of Attorney.
(25)       Statement of Eligibility of Trustee.
(27)       Financial Data Schedule. Schedule has been omitted because it is not required.